BlackRock Municipal Bond Investment Trust (the "Registrant")
                               File No. 811-21054
     Item No. 77Q1(d) (Copies of All Constituent Instruments Referred to in
                          Sub-Item 77I) -- Attachment

A copy of an amendment to the Statement of Preferences of the Fund's Series W-7 Variable Rate Demand Preferred Shares is attached under sub-item 77Q1(a).